EXHIBIT 99


FOR IMMEDIATE RELEASE

CONTACT:  Dennis E. Nixon                           Katie Brickman
          Chairman & CEO                            Taylor West Advertising
          International Bancshares Corporation      (210) 826-8899 (San Antonio)
          956/722-7611


                 INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES
                                 CASH DIVIDEND


LAREDO, TX.... September 2, 1999....Dennis E. Nixon, Chairman and CEO of
International Bancshares Corporation, today announced that on August 26, 1999, the Board approved a cash dividend of $.50 per share payable on October 15, 1999, to shareholders of record on September 30, 1999.

"This cash dividend was made possible because of the strong performance of IBC," said Dennis E. Nixon, Chairman and CEO of IBC. "It is the inclination of the Board to continue to declare semiannual cash dividends, but any declaration of future cash dividends will depend upon IBC's financial position, acquisition opportunities and general business conditions at the time."

On April 15, 1999, IBC paid a cash dividend of $.60 per share and on June 12, 1999, IBC paid a twenty-five percent (25%) stock split-up effected through a stock dividend, resulting in an adjusted dividend rate of $.48 per share. The current dividend represents approximately a 5% increase over the dividend paid on April 15, 1999.

Net income and earnings per share for the first six months of 1999 were $31.9 million or $2.14 per share-basic ($2.10 per share-diluted) compared to $26.4 million or $1.78 per share basic ($1.72 per share-diluted) in the corresponding 1998 period, representing a 21% increase. "This year's performance reflects the commitment IBC has to superior earnings" he said. Total assets at June 30, 1999 were $5.1 billion compared to $4.6 billion at June 30, 1998. Deposits at June 30, 1999 were $3.5 billion compared to $3.3 billion at June 30, 1998.

IBC (NASDAQ: IBOC) is a $5.1 billion multi-bank holding company headquartered in Laredo, Texas, with over 90 facilities and 164 ATM's serving 28 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, and throughout the Rio Grande Valley and the Texas Gulf Coast.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at http://www.freeedgar.com.



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